Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Rd., Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry B. Faigin
Chairman of the Board and Chief Executive Officer
Beverly Hills Bancorp Inc.
818.223.5474
800.515.1616 ext. 5474

BEVERLY HILLS BANCORP INC. ANNOUNCES AGREEMENT TO SELL

BEVERLY HILLS BRANCH

CALABASAS, CA – (BUSINESS WIRE) – August 7, 2006 – Beverly Hills Bancorp Inc. (NASDAQ-NNM: BHBC) today announced that its subsidiary First Bank of Beverly Hills (“FBBH”) had entered into an agreement to sell FBBH’s Beverly Hills branch to First Bank, a subsidiary of First Banks, Inc., headquartered in St. Louis, Missouri. This agreement provides that FBBH will receive a premium of 5.50% of the branch’s total deposits as of the closing.

Under the terms of the agreement, First Bank will assume all of the deposits and certain other liabilities at the Beverly Hills branch. In addition, First Bank will assume the lease of the branch premises and will acquire cash, leasehold improvements and other assets at the branch at their respective book values. FBBH will fund the net cash payment due First Bank with a combination of borrowings, certificates of deposit and proceeds from sales of investment securities.

At June 30, 2006, the branch held approximately $156.5 million in deposits. If the transaction had closed on such date, the premium would have been $8.6 million. Assuming the level of branch deposits remains level until the closing date, FBBH estimates that it will generate a pre-tax gain of approximately $5.0 million from the branch sale.

This transaction, which is subject to regulatory approvals, is expected to close during the fourth quarter of 2006. Subsequent to the sale, FBBH would retain its name and continue to employ the same deposit-gathering strategy at its retail Calabasas branch.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly-owned subsidiary, First Bank of Beverly Hills.

For further information, please see our website (www.bhbc.com) for our related communications.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.